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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 18, 2003
                                                         ---------------

                          INSITUFORM EAST, INCORPORATED
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

             Delaware                       0-10800               52-0905854
---------------------------------  ------------------------  -------------------
  (State or Other Jurisdiction     (Commission File Number)     (IRS Employer
        of Incorporation)                                    Identification No.)


  3421 Pennsy Drive, Landover, Maryland                           20785-1608
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 (Address of principal executive offices)                         (Zip Code)


               Registrant's telephone number including area code:
                              (301) 386-4100 (tel)
                              (301) 386-2444 (fax)

________________________________________________________________________________
          (Former name or former address, if changed since last report)

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Item 2. Acquisition or Disposition of Assets.

        On June 18, 2003, the Registrant, Insituform East, Incorporated (the "Registrant") entered into an Asset Purchase Agreement (together with a contemporaneous side letter, the "Asset Purchase Agreement") with Insituform Technologies, Inc. ("ITI") providing for the sale to ITI (the "Asset Sale") of substantially all of the Registrant's non-real estate assets and on-going business. The purchase price of $5.5 million is payable in cash at closing, subject to a 10% escrow in connection with certain adjustments and with the Registrant's indemnification obligations to ITI under the Asset Purchase Agreement. The Asset Purchase Agreement provides, among other things, for the purchase by ITI of (i) certain of the Registrant's operating vehicles, equipment and inventories, (ii) all of the Registrant's ongoing contracts (other than those of TRY TEK Machine Works, Inc., a wholly owned subsidiary of the Registrant) and (iii) the Registrant's Insituform(R) and NuPipe(R) licenses to which ITI is the counterparty. The Registrant will retain assets with an aggregate book value of approximately $8.9 million, consisting of all of its real estate assets as well as those non-real estate assets not purchased by ITI. The Registrant also will retain all of its pre-sale liabilities. The terms of the Asset Purchase Agreement, including the consideration payable thereunder, were negotiated by the parties on an arm's length basis.

        The Asset Purchase Agreement also requires that the Registrant adopt an amendment to its Certificate of Incorporation changing its corporate name to "INEI INCORPORATED" and that certain of the Registrant's subsidiaries change their respective corporate names.

        The Registrant's controlling stockholder, CERBERONICS, Inc., has approved the asset sale and the amendment to the Registrant's Certificate of Incorporation effecting the contemplated change of corporate name by a written consent. Therefore, pursuant to Delaware law, no further action by the Registrant's stockholders is required or will be sought.

        The closing of the Asset Sale, which is expected to occur by the end of August 2003, is subject to certain customary conditions, which include a requirement that the Registrant provide notice of the sale to its stockholders.

        The foregoing summary of certain provisions of the Asset Purchase Agreement and of the Asset Sale are qualified in their entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5. Other Events.

        On June 19, 2003, the Registrant issued, and filed with the Securities and Exchange Commission under cover of a Current Report on Form 8-K, a press release announcing the execution of the Asset Purchase Agreement. That press release also indicated that (i) following completion of the Asset Sale, the Registrant intends to undertake consideration, in due course, of one or more transactions designed to maximize stockholder value; (ii) management currently anticipates that such a transaction may take the form of a dissolution of the corporation, the liquidation of its remaining assets, and the ultimate distribution to stockholders of any assets remaining after satisfaction of the Registrant's liabilities, including personnel termination and related costs, sale transaction expenses and final liquidation cost; (iii) any such dissolution and plan of distribution of assets would be subject to approval by both the Registrant's Board of Directors and its stockholders; and (iv) the Registrant is not currently able to estimate the time that might be required to decide upon a future course of action or, if it elects to liquidate, the time

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required to obtain stockholder approval for, or to effect, such a liquidation, or the amount of residual assets, if any, that ultimately may be available for distribution to stockholders, provided that, under the terms of the Asset Purchase Agreement, no distribution to stockholders may be made until at least one year following the closing of Asset Sale.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Not applicable.

         (b) The pro forma financial information required by Item 7(b) of Form 8-K will be filed within 60 days following the date on which this Report on Form 8-K was required to be filed.

         (c) Exhibits

             99.1 Asset Purchase Agreement dated as of June 18, 2003 by and among Insituform Technologies, Inc. and Insituform East, Incorporated and its Subsidiaries (as defined therein).

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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2003                              INSITUFORM EAST, INCORPORATED
                                             -----------------------------------
                                                      (Registrant)


                                             By: /s/ Robert W. Erikson
                                             -----------------------------------
                                                 Robert W. Erikson
                                                 President

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                                  EXHIBIT INDEX

Exhibit  Description

99.1 Asset Purchase Agreement dated as of June 18, 2003 by and among Insituform Technologies, Inc. and Insituform East, Incorporated and its Subsidiaries (as defined therein).